Exhibit 99.2

TriSense Software, Ltd.
UNAUDITED INTERIM FINANCIAL STATEMENTS

The unaudited interim financial statements of TriSense Software, Ltd. as of March 31, 2001 and for the three month periods ended March 31, 2001 and 2000 do not provide all disclosures included in the annual financial statements. These interim financial statements should be read in conjunction with the annual audited financial statements and the footnotes thereto. Results for the interim periods are not necessarily indicative of the results for the fiscal year ending March 31, 2002. In the opinion of management, the accompanying interim financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations of TriSense Software, Ltd.

TriSense Software, Ltd. Unaudited Balance Sheet

March 31, 2001
ASSETS

CURRENT ASSETS
Cash	$ 497
Receivables	39,745
Prepaid expenses	22,949

TOTAL CURRENT ASSETS	63,191

PROPERTY AND EQUIPMENT	326,172

OTHER ASSETS	16,861

$406,224

LIABILITIES AND STOCKHOLDER’S EQUITY

CURRENT LIABILITIES
Accounts payable	$102,253
Accrued expenses	67,508
Deferred revenue	44,200

TOTAL CURRENT LIABILITIES	213,961

DUE TO STOCKHOLDER	—

STOCKHOLDER’S EQUITY	192,263

$406,224

TriSense Software, Ltd. Unaudited Statements of Operations

	Three Months Ended March 31,
	2001	2000
Revenue	$ 56,864	$ 43,055

Operating expenses:
Cost of revenue	42,630	48,597
Research and development	426,298	485,968
Sales and marketing	31,673	93,587
General and administrative	106,035	309,775

Total operating expenses	606,636	937,927

Loss from operations	(549,772)	(894,872)

Non-operating income	—	1,861

Income before provision for income taxes	(549,772)	(893,011)

Provision for income taxes	—	—

Net income	$(549,772)	$(893,011)

TriSense Software, Ltd. Unaudited Statements of Cash Flow

	Three Months Ended March 31,
	2001	2000
Cash flows from operating activities:
Net loss	$(549,772)	$(893,011)
Adjustments to reconcile net loss from operations to net
cash used in operating activities:

Amortization expense	1,614	1,453
Depreciation expense	43,918	40,666
Changes in assets and liabilities:
Receivables	52,015	(21,065)

Prepaid expenses and other assets	273	(2,386)
Deferred revenue	(9,550)	4,688
Accounts payable	94,772	(28,780)
Accrued expenses	39,982	(3,033)

Net cash used in operating activities	(326,748)	(901,468)

Cash flows from investing activities:
Purchases of property and equipment	(6,571)	(17,576)

Net cash used in investing activities	(6,571)	(17,576)

Cash flows from financing activities:
Capital contributed	330,833	918,093

Net cash provided by financing activities	330,833	918,093

Net decrease in cash and cash equivalents	$ (2,486)	$ (951)

Cash and cash equivalents at beginning of period	$ 2,983	$ 6,786

Cash and cash equivalents at end of period	$ 497	$ 5,835